Exhibit 99.1

Dogwood Therapeutics, Inc. Announces Pricing of $4.8 Million Registered Direct Offering of Common Stock Priced At-The-Market Under Nasdaq Rules

Proceeds from today’s financing, when added to existing cash, fund operations through Q1 2026

The Company is planning to announce interim data from its ongoing Halneuron® Phase 2b chemotherapy induced neuropathic pain (“CINP”) trial in Q4 2025

ATLANTA, March 13, 2025 (GLOBE NEWSWIRE) -- Dogwood Therapeutics, Inc. (Nasdaq: DWTX) (“Dogwood” or the “Company”), a development-stage biopharmaceutical company focused on advancing first-in-class, non-opioid, treatments for chronic and acute pain, today announced that it has entered into a securities purchase agreement with certain institutional investors to purchase 578,950 shares of common stock at an offering price of $8.26 per share, in a registered direct offering priced at-the-market under Nasdaq rules. The gross proceeds for the offering are expected to be approximately $4.8 million before deducting placement agent fees and other offering expenses. This offering is expected to close on March 14, 2025, subject to customary closing conditions. Dogwood intends to use the net proceeds of this offering to further advance the clinical development of its lead development candidate, Halneuron®, and for working capital and general corporate purposes.

Maxim Group LLC is acting as sole placement agent in connection with the offering.

The offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-263700), previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 18, 2022, and declared effective on April 28, 2022. The shares may be offered only by means of a prospectus. A prospectus supplement and an accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the prospectus supplement and accompanying prospectus, relating to the offering may also be obtained by contacting Maxim Group LLC, at 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Prospectus Department, or by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Dogwood Therapeutics

Dogwood Therapeutics (Nasdaq: DWTX) is a development-stage biopharmaceutical company focused on developing new medicines to treat pain and fatigue-related disorders. The Dogwood research pipeline includes two separate mechanistic platforms with a non-opioid analgesic program and an antiviral program.

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The proprietary, non-opioid, NaV 1.7 analgesic program is centered on our lead development candidate, Halneuron®, which is a highly specific voltage-gated sodium channel modulator, a mechanism known to be effective for reducing pain transmission. In clinical studies, Halneuron® treatment has demonstrated pain reduction in pain related to general cancer and in pain related to chronic chemotherapy-induced neuropathic pain (“CINP”). Interim data from the forthcoming Halneuron® Phase 2 CINP study are expected in Q4 of 2025.

Dogwood’s antiviral program includes IMC-1 and IMC-2, which are novel, proprietary, fixed-dose combinations of anti-herpes antivirals and the anti-inflammatory agent celecoxib. These combination antiviral approaches are being applied to the treatment of illnesses believed to be related to reactivation of previously dormant herpesviruses, including fibromyalgia (“FM”) and Long-COVID (“LC”). IMC-1 is poised to progress into Phase 3 development as a treatment for FM and is the focus of external partnership activities. IMC-2 has been assessed in both active control and double-blind, placebo-controlled clinical trials and, in both cases, demonstrated successful reduction of the fatigue associated with LC. The company has reached an agreement with FDA on using reduction in fatigue as the primary endpoint for future LC research and is currently planning to advance IMC-2 into Phase 2b research.

For more information, please visit www.dwtx.com.

Forward-Looking Statements:

Statements in this press release contain “forward-looking statements,” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Dogwood’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the completion, timing and results of current and future clinical studies relating to Dogwood’s product candidates. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Amended Annual Report on Form 10-K/A for the year ended December 31, 2023 and the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2024, which are filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Dogwood undertakes no duty to update such information except as required under applicable law.

Investor Relations:

CORE IR
(516) 222-2560
IR@dwtx.com